Exhibit 4.2

IVEDA CORPORATION
FORM OF NOTICE OF GRANT OF STOCK OPTION

1.	Grant of Option.

The undersigned optionee (the “Optionee”) has been granted an option (the “Option”) to purchase certain shares of Stock of Iveda Corporation pursuant to the Iveda Corporation 2010 Stock Option Plan (the “Plan”), as follows:

Optionee:

Grant Number:

Date of Option Grant:	, 20__

Initial Vesting Date:

Number of Option Shares:

Exercise Price:

Option Expiration Date:	The date ten (10) years after the Date of Option Grant.

Tax Status of Option:	Nonstatutory

Vested Shares:  Except as provided in the Stock Option Agreement, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date as follows:

Vested Ratio
Prior to Initial Vesting Date	[0]*
On Initial Vesting Date, provided the Optionee’s Service has not terminated prior to such date	[1/4]*
Plus:
For each full year of the Optionee’s continuous Service from Initial Vesting Date until the Vested Ratio equals 1/1, an additional	[1/4]*

2.	Other Terms and Conditions.

2.1 2010 Plan.  Optionee understands and agrees that, except as otherwise expressly provided in this Agreement, the Option is granted subject to and in accordance with the express terms and conditions of the Company’s 2010 Stock Option Plan (the “Plan”), including without limitation the terms and conditions referenced in this Notice.  Optionee hereby acknowledges receipt of a copy of the Plan.  All capitalized terms not defined in this Notice shall have the definitions provided in the Plan.

2.2 No Right to Service.  Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in the Service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason whatsoever, with or without cause.

2.3 No Right as Shareholder.  Optionee shall not have any rights as a shareholder of the Company with respect to any Shares subject to this Option until Optionee has exercised this Option with respect to such Shares and paid the purchase price therefor.

*Vesting terms may vary.

2.4 Electronic Transmission for Shareholder Notices.  By providing Optionee’s email address below, if and when Optionee exercises this Option with respect to any of the Shares, Optionee hereby consents to receive electronically transmitted notices for any and all purposes under the Nevada Revised Statutes at the email address provided or as subsequently modified by written notice.  Unless otherwise required by law, such electronic notice, if sent during normal business hours of the recipient, will be effective on the next business day.

2.5 Section 409A.  The Exercise Price of this Option represents an amount the Company believes to be no less than the fair market value of a Share as of the Grant Date, determined in good faith in compliance with the requirements of Section 409A of the Internal Revenue Code.  There is no guarantee that the Internal Revenue Service (“IRS”) will agree with the Company’s determination.  A subsequent IRS determination that the Exercise Price is less than such fair market value could result in adverse tax consequences to Optionee.  By signing below, Optionee agrees that the Company, its directors, officers and shareholders shall not be held liable for any tax, penalty, interest or cost incurred by Optionee as a result of such determination by the IRS.  Optionee is urged to consult with his or her own tax adviser regarding the tax consequences of the Option, including the application of Section 409A.

2.6 Governing Law.  This Notice of Grant of Stock Option shall be governed by the laws of the State of Nevada, without reference to conflicts of law principles.

IVEDA CORPORATION By: ________________________________ David Ly, CEO ________________________________ Luz A. Berg, COO	OPTIONEE: (NAME) _________________________________ (signature) Address: _________________________ _________________________ _________________________ Email address: ____________________

ATTACHMENTS:	2010 Stock Option Plan, as amended to the Date of Option Grant; Stock Option Agreement and Exercise Notice